SECOND AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS SECOND AMENDMENT, dated as of the 27th day of June, 2013, to the Distribution Agreement dated as of March 25, 2011, as amended March 16, 2012 (the “Agreement”) is entered into by and between Advisors Series Trust, a Delaware statutory trust (the “Trust”) and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor.”)

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein;

WHEREAS, the parties to the Agreement desire to amend the series of the Trust to add an additional fund; and

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Amended Exhibit A of the Agreement shall be amended and replaced in its entirety by the amended Exhibit A (“Amended Exhibit A”) attached herein.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

ADVISORS SERIES TRUST		QUASAR DISTRIBUTORS, LLC

By:	/s/ Douglas G. Hess	By:	/s/ James R. Schoenike
Name:	Douglas G. Hess	Name:	James R. Schoenike
Title:	President	Title:	President

Amended Exhibit A
to the
Distribution Agreement

Fund Names

Separate Series of Advisors Series Trust

Name of Series	Date added
Orinda SkyView Multi-Manager Hedged Equity Fund
Orinda SkyView Macro Opportunities Fund
Orinda Income Opportunities Fund	on or after June 27, 2013

Orinda - 06/2013